EXHIBIT 99.1

  News Release

Eversource Energy Raises Common Dividend By 6.6%

HARTFORD, Conn. and BOSTON, Mass. (February 3, 2016) – The Board of Trustees of Eversource Energy (NYSE:ES) today approved a quarterly dividend of $0.445 per share, payable on March 31, 2016, to shareholders of record as of the close of business on March 2, 2016.

The March 2016 dividend represents a 6.6 percent increase over the previous quarterly dividend level.

“This increase signals the confidence we have in our future growth and underscores the return we are providing to our shareholders who each year support our significant investment in New England’s electric and natural gas delivery systems.  In 2015 alone, our capital investments on behalf of our customers totaled nearly $2 billion,” said Thomas J. May, chairman, president and chief executive officer of Eversource Energy.

Eversource Energy operates New England’s largest energy delivery company and is committed to safety, reliability, environmental leadership and stewardship, as well as expanding energy options for approximately 3.6 million electric and natural gas customers in Connecticut, Massachusetts and New Hampshire.  It has approximately 317 million common shares outstanding.

MEDIA CONTACT:

Jeffrey R. Kotkin

(860) 665-5154

This news release includes statements concerning Eversource Energy’s expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts.  These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  In some cases, readers can identify these forward-looking statements through the use of words or phrases such as “estimate,” “expect,” “anticipate,” “intend,” “plan,” “project,” “believe,” “forecast,” “should,” “could,” and other similar expressions.  Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements.  Factors that may cause actual results to differ materially from those included in the forward-looking statements include, but are not limited to, cyber breaches, acts of war or terrorism, or grid disturbances; actions or inaction of local, state and federal regulatory, public policy, and taxing bodies; changes in business and economic conditions, including their impact on interest rates, bad debt expense and demand for Eversource Energy’s products and services, which could include disruptive technology related to our current or future business model; fluctuations in weather patterns; changes in laws, regulations or regulatory policy; changes in levels or timing of capital expenditures; disruptions in the capital markets or other events that make Eversource Energy’s access to necessary capital more difficult or costly; developments in legal or public policy doctrines; technological developments; changes in accounting standards and financial reporting regulations; actions of rating agencies; and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in the company’s reports filed with the Securities and Exchange Commission (SEC) and are available on the SEC’s website at www.sec.gov.  Any forward-looking statement speaks only as of the date on which such statement is made, and Eversource Energy undertakes no obligation to update the information contained in any forward-looking statement to reflect developments or circumstances occurring after the statement is made or to reflect the occurrence of unanticipated events.

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